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                                                                   EXHIBIT 10(e)

                               NBD BANCORP, INC.

                               SEVERANCE PAY PLAN
                            SUMMARY PLAN DESCRIPTION

      The Severance Pay Plan provides you with severance benefits in case your employment is terminated following a change in control of NBD Bancorp, Inc. ("NBD"). This plan is established to promote and advance the performance of NBD by encouraging employee morale, continued corporate growth and continuity of corporate performance during a change in control of NBD and to alleviate financial hardship in the event of termination of employment following a change in control.

The NBD Bancorp, Inc. Severance Pay Plan:

      - Is sponsored by NBD Bancorp, Inc., 611 Woodward Avenue, Detroit, Michigan 48226. The employer identification number assigned by the Internal Revenue Service to NBD is 38-1984850.

      -   Is filed with the United States Department of Labor as Plan Number
          515.

      -   Is a welfare benefit plan.

      - Is unfunded, with benefits to be paid from the general assets of NBD Bancorp, Inc.

      -   Was established on December 18, 1989.

The plan year ends on December 31.

The Plan Administrator is Fred J. Johns, Senior Vice President and Director of Human Resources, NBD Bank, N.A., 611 Woodward Avenue, Detroit, Michigan 48226 (phone 313-225-1000). The agent for Service of Legal Process is the Plan Administrator.

ELIGIBILITY

      You are eligible to participate in the plan if you are a full-time employee or officer of NBD or an affiliated company and (i) have completed at least 12 months of employment with NBD and/or one or more of its affiliated companies and (ii) work an average of at least 40 hours per week at the time of termination of employment. Eligibility for participation is based on your full years of service since your hire date or adjusted hire date as used to determine your vacation eligibility. Designated executive officers are not eligible for benefits under the plan.

YOUR CONTRIBUTION OR COST

      NBD pays the entire cost of your coverage.

WHEN BENEFITS ARE PAID

      Change in Control

      Benefits under the plan are payable only following a change





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in control of NBD and supersede any other severance benefits.  For purposes of the plan, a change in control of NBD means a change in ownership of NBD common stock resulting in beneficial ownership of more than 30% of the stock by any "person" or "group" as defined in the Securities Exchange Act of 1934 or a change in Board membership within 24 months such that present directors (and their successors, provided that the successors are nominated and elected following approval by at least two-thirds of the directors then in office) cease to be a majority of the Board.

      Termination of Employment

      Benefits under the plan are payable only if an involuntary termination of employment (other than for cause) occurs within two (2) years following a change in control. For purposes of the plan, termination "for cause" means discharge because of embezzlement of funds of NBD or an affiliated company, engagement in dishonest or fraudulent acts in connection with employment, conviction of a felony, creation or permitting the creation of falsified corporate records, possession or use of illegal drugs or corporate premises, or willful gross misconduct demonstrably injurious to NBD or an affiliated company.

      An involuntary termination of employment does not occur under the plan if your employment is discontinued due to voluntary resignation (unless such voluntary resignation is for good reason as described below), voluntary retirement, death, a physical or mental condition resulting in the inability to perform substantially your employment duties, your refusal to accept substantially similar employment (for substantially similar compensation) at your then current place of employment or at another facility of NBD or an affiliated company that is 50 miles or less from your then current place of employment, or divestiture of a facility of NBD or an affiliated company where you work if you are offered employment by the successor company (provided you continue in the employ of the purchaser and the purchaser agrees to assume NBD's responsibilities under the plan with respect to the participant).

      An involuntary termination does occur under the plan if your employment is discontinued due to voluntary resignation for good reason. For purposes of the plan, "good reason" means a significant adverse change in your title, authority, duties, responsibilities or status from those that existed immediately prior to the change in control, a change of more than 50 miles in your assigned place of employment requiring physical relocation, failure by NBD or the affiliated company employing you to pay you a monthly base salary at least as great as that paid before the change in control, a change (other than as a result of a change in governing law) in your eligibility for any bonus, restricted stock, performance award and other incentive compensation or benefit program or for NBD's retirement plan on terms less favorable than those in effect prior to the change in control, or failure by NBD to provide you with the number of paid vacation days to which you were entitled immediately prior to the change in control.





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BENEFITS

      If you experience an involuntary termination of employment under the plan within two (2) years following a change in control of NBD, you are entitled to severance benefits under the plan. Participants whose employment positions are categorized by NBD prior to their involuntary termination as in Grades 1 through 15 are entitled only to guaranteed severance benefits described in the following schedule. Participants whose employment positions are categorized by NBD prior to their involuntary termination as in Grades 16 and above are entitled to both guaranteed severance benefits and to conditional severance benefits.


 Group               Severance Benefit                                   Method of Payment
 -----               -----------------                                   -----------------
 Above               12 months salary guaranteed                         Salary Continuation
 Grade 25            12 months salary conditional

 Grades              12 months salary guaranteed                         Salary Continuation
 24-25                6 months salary conditional

 Grades               6 months salary guaranteed                         Salary Continuation
 21-23                6 months salary conditional

 Grades               6 months salary guaranteed                         Salary Continuation
 16-20                3 months salary conditional

 Grades               1 week of compensation for each full year of       Single Sum
 1-15 and Full-       service with a minimum of 4 weeks and a maximum
 time Hourly          of 26 weeks

      Severance benefits are based on the greater of your base annual salary on your employment severance date or immediately prior to the change in control. Benefits are payable from the general assets of NBD. NBD will withhold all applicable federal, state or local taxes from each severance benefit payment. Conditional severance benefits are payable only after final payment of your guaranteed severance benefit has been made.

CONTINUATION OF FRINGE BENEFIT COVERAGES

      If your employment position on the date of change in control is categorized by NBD as in Grades 16 or above, NBD will continue to provide, for as long as severance benefits under the plan are payable, substantially the same medical, dental, life insurance and accidental death and dismemberment insurance benefits to the extent and at the level that you are receiving at termination. NBD will withhold any applicable pre-tax or after-tax employee contributions for such benefits from your severance benefit.

DUTY TO SEEK EMPLOYMENT

      Participants receiving guaranteed severance benefits under the plan are not required to mitigate damages by seeking other employment or otherwise. In the event you begin employment with a new employer before the final payment of your guaranteed severance benefits, the balance shall be paid to you in a single sum as soon thereafter as is practicable.





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      Participants receiving conditional severance benefits under the plan are required to mitigate damages by seeking other employment for which they are suited by education and training. In the event you begin employment with a new employer before the final payment of your conditional severance benefits, you are to notify NBD within 10 days of beginning the new employment. Payments of conditional severance benefits to, and continuation of fringe benefit coverages for, newly employed participants shall cease as of the first day of the new employment.

ADMINISTRATION

      Fred J. Johns, Senior Vice President and Director of Human Resources, NBD Bank, is the Plan Administrator, and is responsible for the general operation and administration of the plan and has the authority to interpret the plan and to determine eligibility.

BENEFICIARY DESIGNATION AND PAYMENT

      You may designate a beneficiary or beneficiaries to receive amounts payable under the plan upon your death. You may designate one or more individuals, trusts or organizations as beneficiary or beneficiaries on the appropriate designation form. A beneficiary designation may be changed at any time without the consent of any previously designated beneficiary by completing a new designation form and delivering it to NBD's Human Resources Division.
The new beneficiary designation becomes effective when the completed form is received by the Human Resources Division. If you fail to designate a beneficiary, guaranteed severance payments shall be paid to your estate in the case of your death. Any amounts payable under the plan following your death shall begin to be paid within 60 days of receipt by the Human Resources Division of a certified copy of your death certificate. NBD will withhold from the payment any applicable federal, state or local taxes.

DURATION, AMENDMENT OR TERMINATION

      Prior to a change in control, the Board of Directors of NBD reserves the right at any time to amend, suspend or terminate this plan without the consent of or prior notification to any person. After a change in control, the plan shall continue in effect for two (2) years and during that period shall not be subject to amendment or termination in any manner adverse to the participants.

GENERAL

      The establishment of this plan and its provisions are not to be construed as giving any participant the right to be retained in the service of NBD or its affiliated companies. NBD and its affiliated companies expressly reserve the right to discharge any participant before or after a change in control whenever the interests of NBD and its affiliated companies may require, subject to providing the benefits specified under the plan if termination of employment occurs after a change in control.





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      To the extent permitted by law, a participant's or beneficiary's interest and rights under the plan are not assignable in law or in equity or subject in any way to alienation, sale, transfer, claims of creditors, pledge, attachment, garnishment, levy, execution, or encumbrances of any kind.

      The plan and all determinations made and action taken under it are governed by and construed under Michigan law unless preempted by federal law which shall otherwise control.

      The full text of this plan is on file in NBD's Human Resources Division and is available upon request.

HOW TO FILE A CLAIM

      You or your beneficiary should contact NBD's Human Resources Division. Beneficiaries will be required to provide proof of the death of the plan participant.

IF YOUR CLAIM IS DENIED

      If any claim for benefits is denied, you or your beneficiary will receive a written explanation from the Plan Administrator indicating the reason for the denial. If you or your beneficiary do not agree, you or your beneficiary may request a review. Send your written request for review to the Plan Administrator. The request for review should be made within 60 days of receiving the denial explanation.

      Notification of the decision on the appeal should normally be made within 60 days (but not later than 120 days) after receipt of the request for review.

HOW YOU COULD LOSE COVERAGE

Your coverage under this plan will end:

      - When your employment terminates or you transfer to a classification of employees that is not covered by the plan.

      - If the plan is terminated, modified, amended or changed to end such coverage.

YOUR RIGHTS UNDER ERISA

      As a participant in the plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA), as amended. ERISA provides that all plan participants shall be entitled to:

      1. Examine without charge, at the plan administrator's office, all plan documents and copies of all documents filed by the plan with the U.S. Department of Labor (such as detailed annual reports and plan descriptions).





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      2.  Obtain copies of all plan documents and other plan information upon written request to the plan administrator. The administrator may make a reasonable charge for the copies.

      3. Receive a summary of the plan's annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

      In addition to creating rights for plan participants, ERISA imposes duties upon the persons who are responsible for the operation of the employee benefit plans. The people who operate your plans, called "fiduciaries" of the plans, have a duty to do so prudently and in the interests of you and other plan participants and beneficiaries. No one, including your employer, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension or welfare benefit or exercising your rights under ERISA. If your claim for a pension or welfare benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the plan review and reconsider your claim.

      Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

      If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

      If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

      This summary plan description describes the main features of the plan.
It is not an employment or a benefits contract. Benefits from any plan covered by this summary plan description will be determined in accordance with the provisions of the plan document at the time of payment.





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